CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Counsel and Independent Registered Public Accounting Firm” in this Registration Statement on Form N-1a.
PricewaterhouseCoopers LLP
Columbus, Ohio
December 2, 2008